As filed with the Securities and Exchange Commission on November 1, 2023.

Registration No. 333-66594

Registration No. 333-76938

Registration No. 333-109446

Registration No. 333-125426

Registration No. 333-143529

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-66594

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-76938

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-109446

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-125426

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-143529

UNDER
THE SECURITIES ACT OF 1933

Bunge Limited

(Exact Name of Registrant as specified in its charter)

Bermuda	98-0231912
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1391 Timberlake Manor Parkway

Chesterfield, Missouri 63017

(Address of Principal Executive Offices) (Zip Code)

Bunge Limited Equity Incentive Plan

Bunge Limited Non-Employee Directors Equity Incentive Plan

Bunge Limited 2007 Non-Employee Directors Equity Incentive Plan

(Full Title of the Plan)

Lisa Ware-Alexander, Esq.

Vice President, Deputy General Counsel and Corporate Secretary

Bunge Limited

1391 Timberlake Manor Parkway

Chesterfield, Missouri 63017

(314) 292-2000

(Telephone number, including area code, of agent for service)

Robert A. Profusek

Joel T. May

Jones Day

1221 Peachtree St N.E., Suite 400

Atlanta, Georgia 30361

(404) 581-8967

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Deregistration of Securities

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Bunge Limited, a Bermuda company (the “Registrant”), which have been previously filed with the Securities and Exchange Commission (the “Commission”), to deregister any and all shares of the Registrant’s common shares, $0.01 par value per share, registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•	File No. 333-66594, as filed with the Commission on August 2, 2001.

•	File No. 333-76938, as filed with the Commission on January 18, 2002.

•	File No. 333-109446, as filed with the Commission on October 3, 2003.

•	File No. 333-125426, as filed with the Commission on June 1, 2005.

•	File No. 333-143529, as filed with the Commission on June 5, 2007.

On October 31, 2023, the Registrant received approval from the Supreme Court of Bermuda of a Scheme of Arrangement under Bermuda law (the “Scheme of Arrangement”) that would change the place of incorporation of the ultimate parent company of the Registrant and its subsidiaries from Bermuda to Switzerland (the “Redomestication”). The Scheme of Arrangement became effective upon receipt of the court approval and the filing of such approval with the Bermuda Registrar of Companies on October 31, 2023.

As a result of the Redomestication, any offerings of the Registrant’s securities pursuant to the Registration Statements have been terminated. This Post-Effective Amendment to the Registration Statements is being filed to terminate the effectiveness of the Registration Statements and remove from registration any and all securities previously registered but unsold under the Registration Statements as of the effective time of the Redomestication. In accordance with undertakings made by the registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offering, the registrant hereby removes from registration the securities registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterfield, State of Missouri, on November 1, 2023. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

BUNGE LIMITED

By:	/s/ John W. Neppl

Name:	John W. Neppl
Title:	Executive Vice President and Chief Financial Officer